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                                                                    EXHIBIT 99.1


                KINNARD AWARDED OVER $16.5 MILLION IN DAMAGES IN
                           CASE AGAINST DAIN RAUSCHER

         MINNEAPOLIS (December 10, 1999) -- Kinnard Investments, Inc. (NASDAQ:
KINN) today announced that an arbitration panel from the National Association of Securities Dealers (NASD) has awarded Kinnard $9,117,000 in compensatory damages and $7,100,000 in punitive damages and attorney fees of $349,719 in its action against Dain Rauscher Corporation for employee raiding.

         "We are pleased that a panel of independent industry arbitrators agreed with our claim that we were victims of a raid. Broker talent is a key competitive advantage in our industry, and this ruling underscores the industry limits regarding how member firms compete for employees," said William F. Farley, Kinnard's chairman and chief executive officer.

         The NASD sets and enforces a wide range of industry operating standards for its member broker-dealers, including standards for employee recruitment and for the proper handling of client accounts.

         Kinnard Investments, Inc. is a Minneapolis-based financial services holding company engaged in securities brokerage, trading, investment banking, fixed income products, asset management and related financial services. The company's common stock is traded on the NASDAQ National Market System under the symbol "KINN."

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